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                               LETTER TO BROKERS

                           OFFER TO PURCHASE FOR CASH

                  A MINIMUM OF 100,000 SHARES OF COMMON STOCK

                                       OF

                            LANDMARK FINANCIAL CORP.

                                       AT

                              $25.00 NET PER SHARE

                                       BY

                            INVESTORS & LENDERS, LLC

                                A SUBSIDIARY OF

                   PRIVATE MORTGAGE INVESTMENT SERVICES, INC.

THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 16, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                    May 10, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Investors & Lenders, LLC, a New York limited liability company (the "Purchaser") and a subsidiary of Private Mortgage Investment Services, Inc. ("PMIS"), is offering to purchase a minimum of 100,000 shares of common stock, par value $0.10 per share (the "Shares"), of Landmark Financial Corp., a Delaware corporation (the "Bank"), at $25.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 10, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

     Holders of Shares whose certificates for such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates, and all other required documents to the Depositary on or prior to the expiration of the Offer ("Expiration Date"), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 4 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENTS 65% OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 12 OF THE OFFER TO PURCHASE. THE PURCHASER EXPRESSLY RESERVES THE RIGHT TO WAIVE ANY ONE OR MORE OF THE CONDITIONS OF THE OFFER.
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     Enclosed herewith for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

     1. The Offer to Purchase dated May 10, 2000;

     2. The Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

     3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary before the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis;

     4. A printed form of letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 26, 2000, UNLESS THE OFFER IS EXTENDED.

     In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees or any Agent's Message (as defined in the Offer to Purchase), or other documentation should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impractical for them to forward their certificates for such Shares or other required documentation on or prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 4 of the accompanying Offer to Purchase.

     The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Managers and Beacon Hill Partners, Inc., as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

     Any questions or requests for assistance may be directed to Beacon Hill Partners, Inc. or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to Beacon Hill Partners, Inc. or to brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,